Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Purchase Plan, as amended, of Orthofix International N.V. of our reports dated March 3, 2011, with respect to the consolidated financial statements and schedules of Orthofix International N.V. and the effectiveness of internal control over financial reporting of Orthofix International N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 3, 2011